Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

NEWS RELEASE

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

- GLATFELTER REPORTS STRONG FOURTH-QUARTER AND FULL-YEAR RESULTS -
— Specialty Papers’ operating income increased 48 percent for the fourth quarter —
— Company generated free cash flow of $138 million during 2009 –
— Emerges well positioned to continue executing strategy —

YORK, Pennsylvania – February 11, 2010 – Glatfelter (NYSE: GLT) today reported results for the fourth quarter and full year ended December 31, 2009.

“2009 proved to be a very successful and momentous year for Glatfelter,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Despite difficult global economic conditions, we were able to generate strong financial results, while creating additional financial flexibility by reducing net debt by $128 million.

“In the fourth quarter, with shipment levels up over 2 percent, the Specialty Papers business unit continued to outperform the broader North American uncoated free sheet market which experienced a decrease of approximately 2 percent in shipments. In addition, the Composite Fibers business unit’s top-line improved after a difficult year due to the stabilization of its core food & beverage papers markets and growth in its other product lines. These results, coupled with free cash flow generation of $138 million during the year, demonstrate the strength and resiliency of our business model and the dedication of our people around the world.”

Fourth-Quarter Consolidated Results

Net sales for the fourth quarter of 2009 rose slightly to $301.1 million, compared with $298.3 million for the fourth quarter of 2008. Net income for the 2009 fourth quarter totaled $46.0 million, or $1.00 per diluted share, compared with 2008 fourth-quarter net income of $13.4 million, or $0.29 per diluted share. The 2009 fourth-quarter results benefited from $32.5 million of alternative fuel mixture credits partially offset by $1.8 million of costs, after-tax, related to the recently announced agreement to acquire Concert Industries Corp. The 2008 fourth-quarter results included $0.1 million of acquisition integration related costs for previously completed acquisitions.

Adjusted earnings for the fourth quarter of 2009, which exclude the items discussed above, were $15.3 million, or $0.33 per diluted share, compared with $13.5 million or $0.30 per diluted share for the fourth quarter of 2008. Adjusted earnings is a non-GAAP measure that excludes from the company’s GAAP-based results certain non-core business items. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

The company generated $34.8 million of free cash flow (defined as cash from operations less capital expenditures) during the fourth quarter of 2009, compared with $24.0 million in free cash flow during the same quarter of 2008. For the full year 2009, free cash flow totaled $137.6 million.

Fourth-Quarter Business Unit Results

Specialty Papers

	For the quarter ended Dec 31
Dollars in thousands	2009	2008	Change
Tons shipped	182,627	178,772	3,855	2.2%
Net sales	$196,309	$199,629	$(3,320)	(1.7)%
Energy and related sales, net	7,139	1,752	5,387	n/m
Gross margin	19.2%	14.1%
Operating income	$23,075	$15,578	$7,497	48.1%

Specialty Papers’ net sales declined $3.3 million, or 1.7 percent, to $196.3 million in the fourth quarter of 2009, compared with approximately $199.6 million in the fourth quarter of 2008. While the total tons shipped in the quarter was 2.2 percent above 2008, the overall decline in net sales for the fourth quarter 2009 compared to 2008 was primarily driven by lower average selling prices, impacting sales by $2.2 million, and changes in product mix.

Specialty Papers’ 2009 fourth-quarter operating profit increased 48.1 percent to $23.1 million, compared with $15.6 million in the fourth quarter of 2008. Operating results benefited by $2.9 million from overall operating efficiencies, $2.7 million of inventory valuation adjustments and by $1.0 million from product mix. In addition, higher energy and related sales, net of costs, contributed $5.4 million to Specialty Papers’ operating profit in the 2009 fourth quarter compared with the year-earlier quarter primarily due to $5.1 million from the sales of renewable energy credits related to burning renewable energy sources such as black liquor and wood waste.

Composite Fibers

	For the quarter ended Dec 31
Dollars in thousands	2009	2008	Change
Tons shipped	20,619	20,374	245	1.2%
Net sales	$104,812	$98,678	$6,134	6.2%
Gross margin percent	15.8%	13.0%
Operating income	$7,075	$3,691	$3,384	91.7%

Net sales in the Composite Fibers business unit increased $6.1 million, or 6.2 percent, to $104.8 million in the fourth quarter of 2009, compared with $98.7 million in the fourth quarter of 2008. On a constant currency basis, lower average selling prices adversely affected net sales by $1.0 million; however, the translation of foreign currencies favorably affected net sales by approximately $8.9 million.

The Composite Fibers business unit was favorably impacted by lower energy and net raw material costs, totaling approximately $2.0 million. In addition, this business unit’s results benefited from lower freight and other costs, as well as a $1.1 million net benefit from the translation of foreign currencies. As a result, Composite Fibers’ operating profit increased $3.4 million in the quarter-to-quarter comparison.

Other Financial Highlights

Pension expense totaled $1.5 million in the fourth quarter of 2009, compared with net pension income of $4.1 million in the same quarter a year ago. This decline negatively impacted earnings by $0.08 per share in the quarter-over-quarter comparison and is directly related to the decline in the value of the company’s pension assets during 2008. Cash contributions to the company’s qualified defined benefit pension plans were not required during 2009 and are not expected to be required during 2010.

For the fourth quarter of 2009, selling, general and administrative (“SG&A”) expenses totaled $29.9 million, a $6.3 million increase compared with the 2008 fourth quarter. The increase was primarily due to recording pension expense in 2009 compared with pension income in 2008 together with higher legal and professional fees, in part related to the agreement to acquire Concert Industries, which was announced in the company’s January 5, 2010 news release.

Results of operations for the fourth quarter of 2009 reflect an effective tax rate of 10.0 percent on pre-tax income of $51.2 million compared with 12.8 percent and $15.4 million, respectively, in the same period a year ago. The lower tax rate in 2009 was primarily due to $32.3 million of alternative fuel mixture credits included in pretax income that are not subject to income tax. On adjusted earnings, the effective tax rate was 25.4 percent for the fourth quarter of 2009 compared with 12.5 percent for the fourth quarter of 2008.

Alternative Fuel Credits

The U.S. Internal Revenue Code provides a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. The credit, equal to $0.50 per gallon of alternative fuel contained in the mixture, is refundable to the taxpayer and expired on December 31, 2009. On May 11, 2009, the company was notified by the Internal Revenue Service that its application to be registered as an alternative fuel mixer was approved. The company received a payment from the Internal Revenue Service on June 30, 2009 in the amount of $29.7 million for the alternative fuel mixture consumed at its Spring Grove, PA and Chillicothe, OH facilities during the period February 20, 2009 through May 17, 2009. For the fourth quarter of 2009, the company earned $32.3 million of alternative fuel mixture credits for which no cash was received as the company intends to claim a refundable income tax credit in connection with the filing of its 2009 federal corporate income tax return.

Since the company began mixing and burning eligible alternative fuels, the company has earned $107.8 million of alternative fuel mixture credits, of which $29.7 million has been received in cash, $20.1 million was used to reduce estimated interim tax payments, and $58.0 million will be claimed as refundable income tax credits and is expected to be realized in cash primarily during the first half of 2010. The company records all alternative fuel mixture credits as a reduction to cost of products sold.

Full-Year Results

For the full year ended December 31, 2009, the company’s net sales totaled $1,184 million compared to $1,264 million in 2008. Net income in 2009 totaled $123.4 million, or $2.70 per diluted share compared with $57.9 million and $1.27, respectively, in 2008. Adjusted earnings (a non-GAAP measure) for 2009 totaled $29.4 million, or $0.64 per diluted share, compared with $47.3 million, or $1.04 per diluted share in 2008. The 2009 full-year results include, on an after-tax basis, $95.8 million from alternative fuel mixture credits and $1.8 million, after tax, of costs related to the previously announced agreement to acquire Concert Industries. Reported results for 2008 included $11.0 million in gains from the sale of timberlands, and a $0.5 million benefit from the reversal of a reserve associated with the 2006 shutdown of the company’s Neenah facility, partially offset by $0.8 million in acquisition integration costs, all of which are after taxes.

Balance Sheet and Other Information

During the fourth quarter of 2009, capital expenditures declined to $9.6 million compared with $11.6 million in the fourth quarter of 2008, reflecting the decision to significantly reduce discretionary spending due to the economic environment. Capital expenditures totaled $26.3 million for 2009 compared with $52.5 million for the full-year 2008.

Net debt, excluding cash collateralized borrowings, was $82.5 million at December 31, 2009, a decrease of $127.9 million compared with December 31, 2008 and a decrease of $28.3 million compared with September 30, 2009.

At the end of the 2009, the company had $135.4 million in cash and $194.3 million available under its revolving credit agreement, which matures in April 2011.

On February 5, 2010, the company completed a private placement offering of $100.0 million of 7.125 percent senior unsecured notes issued at a 5 percent discount. The proceeds, net of underwriting and related fees, will be used to fund, in part, the Concert Industries acquisition, which is expected to close in the next few days subject to closing conditions.

Outlook

For Specialty Papers, the company expects shipping volumes to increase approximately 4% in the first quarter of 2010 compared with the fourth quarter of 2009 and selling prices are expected to be stable to slightly higher in the same comparison. The company expects higher pulp and energy costs in the first quarter of 2010 compared to the fourth quarter of 2009 that will more than offset the impact of selling price increases.

Our long-term electricity sales agreement at the Spring Grove facility expires on March 31, 2010 after which time we will be selling electricity at market rates which are currently approximately 30% below the pricing in our expiring contract. The sale of renewable energy credits is expected to be approximately $7 million in 2010 which will more than offset lower net revenue from sales of excess electricity.

In the Composite Fibers business unit, the company anticipates shipping volumes in the first quarter of 2010 to be in line with the fourth quarter of 2009. Selling prices are expected to be slightly lower and input costs, primarily woodpulp, are expected to increase slightly compared with the fourth quarter of 2009.

On a pre-tax basis, pension expense for 2010 is expected to be $9.0 million, compared with $7.3 million in 2009.

In connection with its previously announced agreement to acquire Concert Industries, the company hedged the Canadian dollar purchase price and, as a result, expects to incur a charge to earnings of approximately $3.9 million in the first quarter of 2010 due to a stronger US dollar. In addition, we expect to incur other transaction related costs as a result of closing the acquisition and initiating integration activities.

Mr. Glatfelter commented, “Today’s earnings announcement confirms that our strategic direction is delivering results. After a strong conclusion in a very difficult economic environment, I believe we have created significant momentum and we are well positioned to continue generating value for our shareholders. In 2010, the company expects to maintain strong cash flows, deliver strong operating results, and realize the benefit of the Concert acquisition.”

Conference Call

As previously announced, the company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth-quarter results. The company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2009 Earnings Release Conference Call
When:	Thursday, February 11, 2010, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	51127029
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:February 11, 2010 12:00 through February 25, 2010 23:59
Rebroadcast Number:Within US dial 800.642.1687
International dial 706.645.9291
Conference ID:	51127029

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.2 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended December 31
	December 31
In thousands, except per share	2009	2008	2009	2008
Net sales	$301,121	$298,305	$1,184,010	$1,263,850
Energy and related sales – net	7,138	1,752	13,332	9,364

Total revenues	308,259	300,057	1,197,342	1,273,214
Costs of products sold	223,275	256,103	927,578	1,095,432

Gross profit	84,984	43,954	269,764	177,782
Selling, general and administrative expenses	29,893	23,583	110,257	97,897
Shutdown and restructuring charges	–	–	–	(856)
(Gains)/losses on dispositions of plant, equipment and timberlands, net	(217)	9	(898)	(18,468)

Operating income	55,308	20,362	160,405	99,209
Non-operating income (expense)
Interest expense	(4,422)	(5,534)	(19,220)	(23,160)
Interest income	303	844	1,886	4,975
Other – net	(11)	(315)	75	2

Total other income (expense)	(4,130)	(5,005)	(17,259)	(18,183)

Income before income taxes	51,178	15,357	143,146	81,026
Income tax provision	5,138	1,962	19,704	23,138

Net income	$46,040	$13,395	$123,442	$57,888

Weighted average shares outstanding
Basic	45,748	45,325	45,678	45,247
Diluted	46,062	45,574	45,774	45,572
Earnings Per Share
Basic	$1.01	$0.30	$2.70	$1.28
Diluted	1.00	0.29	2.70	1.27

Business Unit Financial Information
(unaudited)

Three months ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2009	2008	2009	2008	2009	2008	2009	2008
Net sales	$196,309	$199,629	$104,812	$98,678	$–	($2)	$301,121	$298,305
Energy and related sales, net	7,139	1,752	–	–	(1)	–	7,138	1,752

Total revenue	203,448	201,381	104,812	98,678	(1)	(2)	308,259	300,057
Cost of products sold	165,742	173,147	88,256	85,819	(30,723)	(2,863)	223,275	256,103

Gross profit	37,706	28,234	16,556	12,859	30,722	2,861	84,984	43,954
SG&A	14,631	12,656	9,481	9,168	5,781	1,759	29,893	23,583
Shutdown and restructuring charges	–	–	–	–	–	–	–	–
(Gains)/losses on dispositions of plant, equipment and timberlands	–	—	–	—	(217)	9	(217)	9

Total operating income (loss)	23,075	15,578	7,075	3,691	25,158	1,093	55,308	20,362
Non-operating income (expense)	–	—	–	—	(4,130)	(5,005)	(4,130)	(5,005)

Income (loss) before income taxes	$23,075	$15,578	$7,075	$3,691	$21,028	$(3,912)	$51,178	$15,357

Supplementary Data
Net tons sold	182,627	178,772	20,619	20,374	–	—	203,246	199,146
Depreciation expense	$9,148	$8,391	$6,285	$5,846	$–	$–	$15,433	$14,237
Capital expenditures	4,982	6,292	4,571	5,338	–	–	9,553	11,630

Year ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2009	2008	2009	2008	2009	2008	2009	2008
Net sales	$791,915	$833,899	$392,095	$429,952	$–	$(1)	$1,184,010	$1,263,850
Energy and related sales, net	13,332	9,364	–	–	–	–	13,332	9,364

Total revenue	805,247	843,263	392,095	429,952	–	(1)	1,197,342	1,273,214
Cost of products sold	693,949	739,481	334,378	366,791	(100,749)	(10,840)	927,578	1,095,432

Gross profit	111,298	103,782	57,717	63,161	100,749	10,839	269,764	177,782
SG&A	55,408	54,596	35,779	38,206	19,070	5,095	110,257	97,897
Shutdown and restructuring charges	–	–	–	–	–	(856)	–	(856)
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(898)	(18,468)	(898)	(18,468)

Total operating income	55,890	49,186	21,938	24,955	82,577	25,068	160,405	99,209
Nonoperating income (expense)	–	–	–	–	(17,259)	(18,183)	(17,259)	(18,183)

Income (loss) before income taxes	$55,890	$49,186	$21,938	$24,955	$65,318	$6,885	$143,146	$81,026

Supplementary Data
Net tons sold	738,841	743,755	80,064	85,599	–	–	818,905	829,354
Depreciation expense	$37,520	$35,010	$23,736	$25,601	$–	$–	$61,256	$60,611
Capital expenditures	14,077	20,878	12,080	31,591	100	–	26,257	52,469

Selected Financial Information
(unaudited)

	Year ended December 31
In thousands	2009	2008
Cash Flow Data
Cash provided (used) by:
Operating activities	$163,868	$53,425
Investing activities	12,544	(33,190)
Financing activities	(75,329)	(12,879)
Depreciation, depletion and amortization	61,256	60,611
Capital expenditures	26,257	52,469
	December 31,

	2009	2008

Balance Sheet Data
Cash and cash equivalents	$135,420	$32,234
Total assets	1,188,641	1,057,309
Total debt	254,582	313,285
Shareholders’ equity	510,541	342,707

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, charges for environmental reserves and shutdown and restructuring charges are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core papermaking business, and will only impact the company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended December 31
	2009		2008
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$46,040	$1.00	$13,395	$0.29
Alternative fuel mixture credits	(32,456)	(0.70)	–	–
Acquisition and integration costs	1,768	0.04	61	–
Losses (gains) on sales of timberland	(65)	–	43	–
Shutdown and restructuring charges	–	–	10	–
Adjusted earnings	$15,287	$0.33	$13,509	$0.30

	Twelve Months Ended December 31
	2009		2008
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$123,442	$2.70	$57,888	$1.27
Alternative fuel mixture credits	(95,764)	(2.09)	–	–
Acquisition and integration	1,768	0.04	889	0.02
Losses (gains) on sales of timberland	3	–	(10,984)	(0.24)
Shutdown and restructuring charges	–	–	(517)	(0.01)
Adjusted earnings	$29,449	$0.64	$47,276	$1.04

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.

Free Cash Flows	Three months ended December 31
In thousands	2009	2008
Cash from operations	$44,354	$35,666
Less:
Capital expenditures	(9,553)	(11,630)
Free cash flows	$34,801	$24,036

Calculation of Net Debt	December 31
In thousands	2009 2008
Short term debt	$3,888	$5,866
Long term debt	250,694	307,419

Total	254,582	313,285
Less: Cash	(135,420)	(32,234)

Total debt less cash	119,162	281,051
Less: Collateralized debt	(36,695)	(70,695)

Net Debt	$82,467	$210,356